EXHIBIT 99.1

For more information, contact:

Dale Ingram

Public Relations Leader

Acxiom Corporation

(501) 342-4346

GACXM

Katharine Raymond

Investor Relations Coordinator

Acxiom Corporation

(501) 342-1321

EACXM

Acxiom Announces Election of New Director

LITTLE ROCK, Ark. — September 22, 2006 — Acxiom® Corporation (Nasdaq: ACXM) announced today that R. Halsey Wise, President and CEO of Intergraph Corporation, has been selected to join Acxiom’s board of directors, effective immediately. Wise was nominated by ValueAct Capital, Acxiom’s largest shareholder, and the Acxiom board unanimously elected him.

“We are very pleased to add a director of Halsey Wise’s stature to our board,” said Charles D. Morgan, Acxiom’s chairman and company leader. “He brings a wealth of technology-related, business-to-business company experience and has an excellent track record of achievement. Halsey has a strong financial background, coupled with proven organizational leadership experience. We look forward to his helping Acxiom continue to grow and meet our clients’ needs.”

“I am pleased to join the board of directors at Acxiom,” Wise said. “The Company has established an outstanding reputation for delivering innovative and differentiated solutions to clients across a variety of industries. Acxiom has a very bright future, and I look forward to working with the management team and board to contribute to the Company’s success.”

Wise joined Intergraph, a leading global provider of spatial information management software, in July 2003 as President, CEO and a member of the board. Prior to joining Intergraph, he served as CEO, North America, for Solution 6 Holdings, Ltd., the largest software company in Australia. Wise formerly was President and COO of Computer Management Sciences, Inc., an information technology services company that was later acquired by Computer Associates International. At Computer Associates, he was General Manager, North America, for Global Professional Services.

Wise holds a masters degree in finance and marketing from the J.L. Kellogg Graduate School of Management at Northwestern University and a B.A. degree in history from the University of Virginia.

About Acxiom

Acxiom Corporation (Nasdaq: ACXM) integrates data, services and technology to create and deliver customer and information management solutions for many of the largest, most respected companies in the world. The core components of Acxiom’s innovative solutions are Customer Data Integration (CDI) technology, data, database services, IT outsourcing, consulting and analytics, and privacy leadership. Founded in 1969, Acxiom is headquartered in Little Rock, Arkansas, with locations throughout the United States and Europe, and in Australia and China.